Exhibit 3.2.17

AMENDMENT NO. 1

TO LIMITED LIABILITY COMPANY AGREEMENT OF

VIDACARE LLC

This AMENDMENT NO. 1 dated as of April 4, 2014 (this “Amendment”), to that certain Limited Liability Company Agreement of Vidacare LLC, a Delaware limited liability company (the “Company”), dated as of March 27, 2014 (the “Agreement”), is entered into by Teleflex Growth LLC, a Delaware limited liability company (“TFX Growth”).

WHEREAS, Schedule 1 to the Agreement sets forth the name of the member(s) of the Company and the number of membership units (“Units”) owned by each such member;

WHEREAS, on the date hereof, Teleflex Support LLC, a Delaware limited liability company (“TFX Support”), and TFX Growth entered into a Transfer Agreement and Non-Compete pursuant to which TFX Support transferred to TFX Growth all of the outstanding Units, and TFX Growth thereby became the sole member of the Company; and

WHEREAS, TFX Growth desires to amend Schedule 1 to the Agreement to reflect such change in membership.

NOW, THEREFORE:

1. Amendment. The Agreement is hereby amended by deleting therefrom Schedule 1 in its entirety, and replacing it with Schedule 1 attached hereto.

2. Continued Force and Effect. Except as amended hereby, the Agreement shall remain in full force and effect.

3. Governing Law. This Amendment will be governed by the laws of the State of Delaware, without regard to applicable conflicts of law principles.

[Signature page follows.]

IN WITNESS WHEREOF, TFX Growth has caused this Amendment to be executed and delivered as of the date first above written.

TELEFLEX GROWTH LLC

By:	/s/ Jake Elguicze
	Name:	Jake Elguicze
	Title:	President

SCHEDULE 1

Members

Name of Member	Registered Address	No. of Units Held
Teleflex Growth LLC	2711 Centerville Road, Suite 400, Wilmington, Delaware 19808	1,000